SAMPLE STOCK CERTIFICATE - BLACK UNICORN FACTORY INC.

    Certificate No: BLKU-1000
CUSIP: 09226U102
Shares: 1,200 Common B Non-Voting
Holder: Example Account
Dated: August 4, 2025
Seal and signatures of authorized officers included
Note: Visual watermark 'THIS IS A COPY' overlaid